SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

REDHOOK ALE BREWERY, INCORPORATED

(Name of Registrant as Specified In Its Charter)

XXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REDHOOK ALE BREWERY, INCORPORATED
3400 Phinney Avenue North
Seattle, Washington 98103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2002

TO THE HOLDERS OF COMMON STOCK

  AND SERIES B PREFERRED STOCK
  OF REDHOOK ALE BREWERY, INCORPORATED:

      The Annual Meeting of Shareholders of Redhook Ale Brewery, Incorporated, a Washington corporation (the “Company”), will be held on May 21, 2002, at 2:00 p.m., Pacific Daylight Saving Time, at the Redhook Ale Brewery, 14300 N.E. 145th Street, Woodinville, Washington, for the following purposes as more fully described in the accompanying Proxy Statement:

      1. To elect six directors to serve until the 2003 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal;

      2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company’s fiscal year ending December 31, 2002;

      3. To approve the Redhook Ale Brewery, Incorporated 2002 Stock Option Plan (the “2002 Plan”); and

      4. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only holders of record of the Company’s Common Stock and Series B Preferred Stock at the close of business on March 29, 2002, will be entitled to vote at the meeting.

By order of the Board of Directors

/s/ PAUL S. SHIPMAN
PAUL S. SHIPMAN,
President, Chief Executive Officer and
Chairman of the Board

Seattle, Washington

April 9, 2002

YOUR VOTE IS IMPORTANT!

Please mark, sign and date the enclosed proxy card and

mail it promptly in the enclosed return envelope.

PROXY STATEMENT for ANNUAL MEETING OF SHAREHOLDERS
BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL 3 -- APPROVAL OF THE REDHOOK ALE BREWERY, INCORPORATED 2002 STOCK OPTION PLAN
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K
EXHIBIT A

REDHOOK ALE BREWERY, INCORPORATED

PROXY STATEMENT for ANNUAL MEETING OF SHAREHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies by the management of Redhook Ale Brewery, Incorporated, a Washington corporation (“Redhook” or the “Company”), for use at the Annual Meeting of Shareholders on May 21, 2002, and at any adjournments thereof.

      The address of Redhook’s principal executive offices is 3400 Phinney Avenue North, Seattle, Washington 98103.

      This Proxy Statement and the accompanying proxy is being sent on or about April 9, 2002 to all shareholders of record as of the close of business on March 29, 2002.

      At the close of business on March 29, 2002, there were 6,818,146 shares of Common Stock and 1,289,872 shares of Series B Preferred Stock of the Company outstanding. Only holders of record of Common Stock and Series B Preferred Stock on March 29, 2002 will be entitled to vote at the meeting. The presence at the meeting of at least a majority of such shares, either in person or by proxy, is required for a quorum.

      If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted FOR each of the six individuals nominated to serve as a director, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors, and FOR the approval of the Redhook Ale Brewery, Incorporated 2002 Stock Option Plan (the “2002 Plan”).

      On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock and Series B Preferred Stock held. Under Washington law and the Company’s Restated Articles of Incorporation and Amended and Restated Bylaws, if a quorum exists at the meeting: (a) the six nominees for director who receive the greatest number of votes cast in the election of directors will be elected; (b) the proposal to ratify the appointment of auditors will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it; and (c) the proposal to approve the Redhook Ale Brewery, Incorporated 2002 Stock Option Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

      Shareholders may withhold authority to vote for one or more of the nominees for director, may abstain from voting on the proposal to ratify the appointment of auditors, and may abstain from voting on the proposal to approve the Redhook Ale Brewery, Incorporated 2002 Stock Option Plan. Withholding authority from voting for one or more of the nominees for director will make it less likely that the nominee will be one of the six nominees for director who receive the greatest number of votes cast. Abstention from voting on the proposal to ratify the appointment of auditors or on the proposal to approve the Redhook Ale Brewery, Incorporated 2002 Stock Option Plan will have no effect, since approval of these proposals is based solely on the number of votes actually cast. Abstentions will be considered present at the meeting for purposes of determining a quorum. Since brokerage firms holding shares in their street name will have discretion to vote their customers’ shares on both of these matters, there can be no broker non-votes.

      If you execute a proxy, you may revoke it by taking one of the following three actions: (a) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices; (b) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices; or (c) by personally attending and voting at the meeting.

      The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or agents of the Company. The Company will also reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Company’s Common Stock.

BOARD OF DIRECTORS

      Six individuals were elected or re-elected to the Company’s Board of Directors at the Annual Meeting of Shareholders on May 22, 2001: Paul S. Shipman, M. Colleen Beckemeyer, Frank H. Clement, Jerry D. Jones, Anthony J. Short, and Walter F. Walker. In late May 2001, Ms. Beckemeyer resigned her position as director. Her vacancy was filled by Mr. Steve Bagwell, as designated by Anheuser-Busch, Inc. (“A-B”). In January 2002, Mr. Bagwell resigned his position as director and Mr. David A. Peacock was designated by A-B to fill the vacancy. Accordingly, the business of the Company is currently managed under the direction of the Board of Directors consisting of the following six directors: Paul S. Shipman, Frank H. Clement, Jerry D. Jones, David A. Peacock, Anthony J. Short, and Walter F. Walker.

      The full Board of Directors met four times during the Company’s fiscal year ended December 31, 2001. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he or she was a member during that fiscal year.

Nominees for Director

      The following six individuals, all of whom currently serve as a director of the Company, have been nominated for election or re-election at the meeting:

      Paul S. Shipman. Mr. Shipman (49) is one of the Company’s founders and has served as its President since September 1981, Chairman of the Board since November 1992, and Chief Executive Officer since June 1993. Prior to founding the Company, Mr. Shipman was a marketing analyst for the Chateau Ste. Michelle Winery from 1978 to 1981. Mr. Shipman received his Bachelor’s degree in English from Bucknell University in 1975 and his Master’s degree in Business Administration from the Darden Business School, University of Virginia, in 1978. Mr. Shipman also serves as a director of Gargoyles, Inc.

      Frank H. Clement. Mr. Clement (60) has served as a Director of the Company since March 1989. He is a retired Vice President of Investments at UBS PaineWebber, a registered broker dealer, in Seattle, Washington, where he was employed from 1975 to March 2002. From 1995 through 1999, he served on the Advisory Board of the Institute of Brewing Studies in Boulder, Colorado. Mr. Clement also serves on the advisory board of the School of Management, S.U.N.Y. at Buffalo, Buffalo, New York.

      Jerry D. Jones. Mr. Jones (60) is one of the Company’s founders and has served as a Director since 1981. He is a prominent marketing and business consultant to world-class ski areas and resorts worldwide. He has served as the President of Jerry D. Jones & Associates Real Estate Co. since 1996, President of Atlas Management since October 1993, President of Willowston Development Co. since 1997, President of Resort Management from 1992 to 1998, and President of Beaver Creek Resort from 1987 to 1990. From October 1986 to October 1989, he was Executive Vice President of Vail Associates in Vail, Colorado.

      David A. Peacock. Mr. Peacock (33) has served as a Director of the Company since February 2002. Mr. Peacock has been Vice President of High End Brands at A-B since November 2001. In this capacity, Mr. Peacock overseas all aspects of marketing and product management for A-B’s Premium Plus brands as well as being responsible for all new product development. Prior to holding his current position, Mr. Peacock served as Assistant to the Vice President in the Corporate Planning and Development group. Previously, Mr. Peacock held several roles in A-B’s marketing department. Mr. Peacock began his career at A-B in 1992 in the Busch Media Group. Prior to joining A-B, Mr. Peacock was with D’Arcy, Masius, Benton and Boles Advertising.

      Anthony J. Short. Mr. Short (42) has served as a Director of the Company since May 2000. Mr. Short has been Director of Business and Wholesaler Development at A-B since March 2000. In this capacity he is responsible for domestic business development and various initiatives involving A-B’s sales and distribution system. Previously, Mr. Short was Director of Wholesaler System Development. He began his career at A-B in 1986 in the Corporate Auditing Department. Prior to joining A-B, Mr. Short held positions at Schowalter & Jabouri, a regional firm of Certified Public Accountants.

      Walter F. Walker, CFA. Mr. Walker (47) has served as a Director of the Company since April 1994. Mr. Walker has been the Chief Executive Officer of Seattle Sonics-Storm since April 2001. From September 1994 to March 2001, Mr. Walker served as President of the Seattle Supersonics National Basketball

Association basketball team. From March to September 1994, he served as President of Walker Capital, Inc., a money management firm. From July 1987 to March 1994, Mr. Walker served as a Vice President of Goldman, Sachs & Co., a registered broker-dealer. From 1976 to 1985, Mr. Walker was a professional basketball player in the National Basketball Association. Mr. Walker serves as a director of Advanced Digital Information Corp. and Drexler Technology Corp. Mr. Walker also serves as a National Trustee of Boys and Girls Clubs of America.

Committees of the Board

      The Board has standing Audit, Compensation, Nominating, Succession and Marketing Practices Committees. Each of these Committees is responsible to the full Board of Directors, and its activities are therefore subject to Board approval. The activities of each of these Committees are summarized below:

      Audit Committee. The Audit Committee assists the Company’s Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other pertinent financial information provided by the Company to the Securities and Exchange Commission (the “SEC”) or the public, the Company’s systems of internal controls established by management and the Board, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee met four times during 2001. The Board of Directors has adopted a written charter for the audit committee, a copy of which was included in the Proxy Statement dated April 9, 2001. The Audit Committee is currently composed of Messrs. Clement, Jones and Short.

      Rule 4350(d)(2)(A) of the National Association of Securities Dealers (the “NASD”) generally requires an audit committee to be composed of at least three members of the Board of Directors who are “independent directors” as defined in NASD Rule 4200(a)(14). However, NASD Rule 4350(d)(2)(B), allows an audit committee to have one non-independent director if the Board of Directors determines, in exceptional and limited circumstances, that membership on the audit committee by the director is required in the best interests of the Company and its shareholders. While Messrs. Clement and Jones are independent directors as defined by NASD Rule 4200(a)(14), Mr. Anthony Short is an employee of A-B, which beneficially owns more than 25% of the Company’s voting securities. Therefore, Mr. Short is not an “independent director.” The Board of Directors has determined that for a number of reasons, Mr. Short’s membership on the Company’s Audit Committee is required in the best interests of the Company and its shareholders. First, the Company has agreed with A-B that one of the directors designated by A-B serve as a member on each committee of the Board of Directors, including the Audit Committee. Mr. Short is A-B’s designee to the Audit Committee. In addition, the Board of Directors has determined that Mr. Short is a valuable member of the Audit Committee.

      Compensation Committee. The Compensation Committee, currently composed of Messrs. Clement, Peacock and Walker, reviews and recommends to the Board the compensation and benefits to be provided to the Company’s officers and reviews general policy matters relating to employee compensation and benefits. The Compensation Committee met once during 2001.

      Nominating Committee. The Nominating Committee, currently composed of Messrs. Jones and Peacock, recommends to the Board nominees for vacant Board positions, reviews and reports to the Board on the nominees, including any suggested by shareholders, to be included in the slate of directors for election at the annual meeting of shareholders, and develops a plan of succession to be used in the event of the President or Chief Executive Officer’s resignation, disability, removal or death. Any shareholder recommendations for nominations to the Board for consideration by the Nominating Committee for the 2003 Annual Meeting of Shareholders should be forwarded to the Nominating Committee, Redhook Ale Brewery, Incorporated, 3400 Phinney Avenue North, Seattle, WA 98103, so as to be received no later than December 10, 2002. The Nominating Committee did not meet in 2001.

      Succession Committee. The Succession Committee, currently composed of Messrs. Jones and Peacock, is responsible for making recommendations to the Board of Directors as to the election of a successor to the Company’s Chief Executive Officer if the Chief Executive Officer dies or is permanently disabled, his employment is terminated, or he otherwise ceases to act as Chief Executive Officer. The Succession Committee did not meet in 2001.

      Marketing Practices Committee. The Marketing Practices Committee, currently composed of Messrs. Jones and Peacock, is responsible for reviewing the Company’s marketing practices, insuring those practices comply with applicable laws, and making recommendations to the Board of Directors as to such matters. The Marketing Practices Committee did not meet in 2001.

Report of the Audit Committee

      The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed under Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended by Statement on Auditing Standards No. 90 “Audit Committee Communications.” The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and has discussed with Ernst & Young LLP its independence.

      Based upon the review and discussions of the Audit Committee with respect to the items listed above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC. The Committee has also recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2002.

Respectfully Submitted,

Frank H. Clement (Chairman)
Jerry D. Jones
Anthony J. Short

Audit Committee Members

Compensation of Directors

      Non-employee directors participate in the Redhook Ale Brewery, Incorporated Directors Stock Option Plan (the “Directors Plan”). The Directors Plan provides for grants of stock options covering 4,000 shares of Common Stock to be made automatically on the date of each annual meeting of shareholders to each non-employee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The exercise price under each option is the fair market value of the Common Stock on the date of grant. Each option expires ten years after grant or one year after the death of the recipient director. Options granted under the Directors Plan become exercisable six months after the option is granted. On May 22, 2001, each of the directors, other than Messrs. Shipman and Short and Ms. Beckemeyer, was granted under the Directors Plan an option to purchase 4,000 shares of Common Stock at an exercise price of $1.815 per share.

      Non-employee directors also receive cash compensation. For 2001, each non-employee director received $2,500 on a quarterly basis. Chairpersons of the Audit and Compensation Committees received an additional $2,500 per year, payable following the Annual Meeting of Shareholders.

      Neither former directors Bagwell and Beckemeyer, nor current directors Peacock and Short, were paid meeting fees and none of them received option grants in accordance with the policy of their employer, A-B.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of March 15, 2002, certain information regarding beneficial ownership of the Company’s Common Stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) by each director and nominee for director, (c) by the Chief Executive Officer, (d) by the five most highly compensated executive officers for the fiscal year ended December 31, 2001, other than the Chief Executive Officer, who were serving as executive officers at December 31, 2001, and (e) by all of the Company’s executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

	Number of Shares	Percent of
	of Common Stock	Common Stock
Name and Address	Beneficially Owned(1)	Outstanding(1)

Busch Investment Corporation(2)	2,243,342	27.7%
One Busch Place St. Louis, Missouri 63118
Dimensional Fund Advisors Inc.(3)	548,900	8.1%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Paul S. Shipman(4)	278,100	4.1%
Frank H. Clement(5)	270,147	3.9%
Jerry D. Jones(6)	232,589	3.4%
Walter F. Walker(7)	125,217	1.8%
David A. Peacock	—	*
Anthony J. Short	—	*
David J. Mickelson(8)	65,800	*
Allen L. Triplett(9)	29,900	*
Gregory J. Marquina(10)	27,500	*
Pamela J. Hinckley(9)	19,900	*
Gerard C. Prial(11)	9,900	*
All executive officers and directors as a group (11 individuals)(12)	1,059,053	15.1%

*	Less than 1%

(1)	Includes shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 15, 2002. Shares subject to an option are not deemed outstanding for purposes of computing the percentage ownership of any person other than the person holding the option.

(2)	Includes 1,289,872 shares of Common Stock issuable upon conversion of Series B Preferred Stock. Such Series B Preferred shares are not deemed outstanding for purposes of computing the percentage ownership of Common Stock of any person other than Busch Investment Corporation, a wholly-owned subsidiary of A-B.

(3)	Based entirely on information contained in the Schedule 13G filed by Dimensional Fund Advisors Inc., dated January 30, 2002. Dimensional Fund Advisors Inc. has sole voting and investment power as investment manager to certain funds, trust or accounts.

(4)	Includes 19,700 shares subject to options exercisable within 60 days of March 15, 2002, and 7,300 shares held by Mr. Shipman’s child. The address for Mr. Shipman is c/o Redhook Ale Brewery, Incorporated, 3400 Phinney Avenue North, Seattle, Washington 98103.

(5)	Includes 30,857 shares subject to options exercisable within 60 days of March 15, 2002, 33,436 shares held by Mr. Clement’s spouse, and 28,430 shares held by Mr. Clement as trustee for his children.

(6)	Includes 30,857 shares subject to options exercisable within 60 days of March 15, 2002, and 10,000 shares held by Mr. Jones as trustee for his child.

(7)	Includes 26,857 shares subject to options exercisable within 60 days of March 15, 2002.

(8)	Includes 23,800 shares subject to options exercisable within 60 days of March 15, 2002.

(9)	Includes 19,900 shares subject to options exercisable within 60 days of March 15, 2002.

(10)	Includes 27,500 shares subject to options exercisable within 60 days of March 15, 2002.

(11)	Includes 7,900 shares subject to options exercisable within 60 days of March 15, 2002.

(12)	Includes 207,271 shares subject to options exercisable within 60 days of March 15, 2002.

      The following table sets forth as of March 15, 2002 certain information regarding beneficial ownership of the Company’s Series B Preferred Stock. The Series B Preferred Stock has voting rights and is convertible into an equivalent number of shares of the Company’s Common Stock at the option of the holder at any time. If all of the Series B Preferred Stock were converted as of March 15, 2002, it would represent 15.9% of the post-conversion (“Fully Diluted”) outstanding Common Stock. The named beneficial owner has sole voting and investment power.

Number of Shares of
	Series B Preferred	Percent of Series B
	Stock Beneficially	Preferred Stock
Name and Address	Owned	Outstanding

Busch Investment Corporation	1,289,872	100.0%
One Busch Place St. Louis, Missouri 63118

Certain Transactions

      The Company has adopted a policy of not engaging in business transactions with its officers, directors and affiliates except upon terms that are deemed to be fair and reasonable by a majority of the Company’s disinterested directors.

      In October 1994, the Company entered into an alliance with A-B (the “Alliance”) consisting of a long-term distribution agreement (the “A-B Distribution Agreement”) and an investment in the Company (the “A-B Investment Agreement”). Pursuant to the A-B Investment Agreement, A-B currently has the right to designate a number of nominees (minimum of two) for election to the Company’s Board of Directors based on its ownership percentage of the Company’s Fully Diluted outstanding Common Stock, rounded up to the next whole number. Messrs. Peacock and Short are the A-B designated nominees. The A-B Investment Agreement contains provisions under which related-party transactions are generally permitted only pursuant to the reasonable demands of the Company’s business and upon fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm’s-length transaction with an unrelated party. Sales through A-B under the A-B Distribution Agreement totaled approximately $25.0 million in 2001, net of certain fees the Company must pay to A-B in connection with sales to A-B. Other fees paid to A-B by the Company for administrative and handling charges totaled $238,000 in 2001. In addition, the Company purchased certain materials through A-B totaling approximately $4.5 million in 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

      Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 2001, all filing requirements applicable to its officers and directors, and all of the persons known to the Company to own more than ten percent of its Common Stock were complied with by such persons, except for the following: Mr. Bagwell and Ms. Beckemeyer did not file a Form 3 upon their appointment to the Board of Directors; Mr. Short was late in filing his Form 3 upon his appointment to the Board of Directors. Mr. Peacock was late in filing a Form 3 upon his appointment to the Board of Directors this year.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors (the “Committee”) is composed exclusively of directors who are neither employees nor eligible to participate in any of the Company’s executive compensation programs.

      The Committee is responsible for establishing and administering the overall compensation policies applicable to the Company’s senior management. The Committee is also responsible for establishing the general policies applicable to the granting, vesting and other terms of stock options granted to employees under the Company’s stock option plan, and for determining the size and terms of the option grants made to the Company’s executive officers, among others.

      The Committee’s responsibility is also to insure that the Company’s officer compensation programs are structured and implemented in a manner that recognizes the Company’s need to attract and retain the caliber of executives and other key employees required for the Company to compete in a highly competitive and rapidly evolving business sector, while also recognizing and emphasizing the importance and value of achieving targeted performance objectives and enhancing long-term shareholder value.

      Under the Company’s executive compensation programs, there are three primary components to an executive’s compensation: base salary, an annual incentive payment, and long-term incentives in the form of stock options.

      Base Salaries. The base salary for a particular executive is determined in the first instance by comparison to the existing executive salary structure within the Company, as well as comparison to compensation paid to executives of comparably-sized and similarly-situated craft beer companies and other similarly-sized public companies. The base salaries of the executive officers were not adjusted in 2001.

      Annual Incentive Payments. Annual incentive payments are based on the accomplishments of the executive team and the Company’s results for the year relative to financial and operational objectives set at the beginning of the year and other relevant and significant accomplishments during the year. Annual incentive targets were established in each officer’s employment agreement and generally include both a discretionary and non-discretionary component. In 2001, excepting Mr. Shipman, the discretionary portion of each officer’s target incentive was paid. While the Company’s 2001 sales volume increased by 4.9% over 2000, the Company did not meet the 2001 financial objectives established at the beginning of the year and the non-discretionary portion of each officer’s incentive, including Mr. Shipman’s bonus, was not approved.

      Long-Term Incentives. The Company provides long-term incentives to executives through the annual grant of stock options. The options generally vest over five years and have an exercise price equal to the fair market value of the Company’s stock at the time of the grant, with the number of options awarded based on the executive’s position. Since fair market value stock options can only produce value to an executive if the price of the Company’s stock increases above the exercise price, these option grants provide a direct link between executive compensation and the Company’s stock price performance. The Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. Each executive officer, including Mr. Shipman, was granted under the 1992 Stock Option Plan an option to purchase 76,500 shares of Common Stock at an exercise price of $1.865 per share.

      Compensation of Chief Executive Officer. The base salary of Mr. Shipman was not adjusted in 2001. Additionally, Mr. Shipman did not receive either portion of his bonus. Mr. Shipman did receive an option to purchase 76,500 shares of Common Stock at an exercise price of $1.865 per share.

Respectfully Submitted,

Walter F. Walker (Chairman)
David A. Peacock
Frank H. Clement

Compensation Committee Members

      Compensation Summary. The following table sets forth information regarding compensation earned during the Company’s fiscal years ended December 31, 2001, 2000 and 1999 (a) by the Chief Executive Officer, and (b) by the five most highly compensated executive officers for the fiscal year ended December 31, 2001, other than the Chief Executive Officer, who were serving as executive officers at December 31, 2001. The individuals included in the table will be collectively referred to as the “named executive officers.”

Summary Compensation Table

						Long-Term
		Annual Compensation				Compensation

						Securities
					Other Annual	Underlying	All Other
	Fiscal				Compensation	Stock	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		(1)($)	Options(#)	(2)($)

Paul S. Shipman	2001	237,500	—		—	76,500	6,800
President,	2000	213,292	—		—	—	6,800
Chief Executive Officer and	1999	182,500	—		—	49,250	7,300
Chairman of the Board
David J. Mickelson	2001	171,000	7,688		—	76,500	6,800
Executive Vice President,	2000	147,667	—		—	—	5,833
Chief Financial Officer and	1999	121,750	—		14,400	29,500	4,870
Chief Operating Officer
Gregory J. Marquina(3)	2001	190,000	46,000		—	76,500	4,490
Vice President, Sales	2000	79,167	37,500	(4)	—	75,000	—
Pamela J. Hinckley	2001	135,000	21,825		—	76,500	6,048
Vice President, Marketing	2000	124,500	—		—	—	4,944
	1999	109,000	—		12,000	19,750	4,360
Gerard C. Prial(5)	2001	135,000	21,825		—	76,500	6,048
Vice President,
East Operations
Allen L. Triplett	2001	135,000	21,825		—	76,500	6,048
Vice President, Brewing	2000	124,500	—		—	—	4,944
	1999	109,000	—		12,000	19,750	4,360

(1)	Represents an auto allowance which totaled 10% or more of the total salary and bonus reported for the named executive officer.

(2)	Represents the Company’s matching contribution under the 401(k) Plan.

(3)	Mr. Marquina joined the Company in August 2000.

(4)	Mr. Marquina received a guaranteed bonus pursuant to the terms of his employment agreement with the Company.

(5)	Mr. Prial was appointed Vice President, East Operations in November 2001. Compensation reported for 2001 for Mr. Prial reflects his earnings for the full year of 2001, including compensation earned prior to his appointment as an officer.

      Option Grants. The following table sets forth information on stock options granted to the named executive officers during the Company’s fiscal year ended December 31, 2001.

Option Grants in Fiscal Year 2001

	Individual Grants

					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of Stock
	Securities	Options			Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(2)
	Options	Employees in	Price	Expiration
	Granted(1)	Fiscal Year	($ per Share)	Date	5%	10%

Paul S. Shipman	76,500	13.2%	$1.865	08/03/11	$232,398	$370,056
David J. Mickelson	76,500	13.2%	$1.865	08/03/11	232,398	370,056
Gregory J. Marquina	76,500	13.2%	$1.865	08/03/11	232,398	370,056
Pamela J. Hinckley	76,500	13.2%	$1.865	08/03/11	232,398	370,056
Gerard C. Prial	76,500	13.2%	$1.865	08/03/11	232,398	370,056
Allen L. Triplett	76,500	13.2%	$1.865	08/03/11	232,398	370,056

(1)	These options were granted at fair market value on the date of grant and vest over five years with 20% of each grant becoming exercisable annually on the anniversary date of the grant. Each option has a maximum term of ten years and terminates (a) six months after termination of employment following death or disability; (b) three months after termination of employment without cause; and (c) immediately after termination of employment for cause. Under the 1992 Stock Option Plan, the Board of Directors retains the discretion to modify the terms, including the price and vesting, of outstanding options. Certain changes in control of the Company can trigger accelerated vesting of stock options.

(2)	Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the 10-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth.

      Fiscal Year End Options. The following table shows information concerning the number and value of unexercised options held by the named executive officers on December 31, 2001. No options were exercised by the named executive officers during the Company’s fiscal year ended December 31, 2001.

Aggregated Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

	Number of Securities
	Underlying		Value of Unexercised
	Unexercised Options		In-the-Money Options
	at Fiscal Year-End(#)		at Fiscal Year-End($)

	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul S. Shipman	19,700	106,050	$—	$—
David J. Mickelson	23,800	94,200	—	—
Gregory J. Marquina	21,250	130,250	2,486	6,289
Pamela J. Hinckley	19,900	88,350	—	—
Gerard C. Prial	7,900	88,350	—	—
Allen L. Triplett	19,900	88,350	—	—

Executive Officer Employment Agreements

      Each of Messrs. Shipman, Mickelson, Marquina, Prial and Triplett and Ms. Hinckley has executed an employment agreement containing provisions, including but not limited to, confidentiality and non-competition restrictions during the term of the agreements. The Company provides each of its executive officers with an annual compensation plan under which they receive a specified minimum compensation plus additional cash incentives depending on attainment of various performance goals.

      In November 2000, the Company renewed its employment agreement with Mr. Shipman. The agreement took effect on November 1, 2001 following the September 2001 expiration of the previous employment agreement. The agreement provides for a minimum base salary of $237,500. Mr. Shipman is also eligible for bonuses based on the Company achieving certain financial goals and other performance measures. The agreement, which expires on July 31, 2005, is subject to earlier termination by the Company with or without cause. If terminated by the Company without cause, the agreement provides that Mr. Shipman will receive a prorated bonus and his annual base compensation for a minimum of two years from the date that he is given notice of termination. The agreement further provides that Mr. Shipman is prohibited from divulging confidential Company information and may not compete with the Company for a period of two years following termination of the agreement.

      The Company has employment agreements in effect with Messrs. Mickelson, Marquina, Prial and Triplett and Ms. Hinckley. The agreements provide the officers with the following minimum base salaries: Mr. Mickelson $171,000; Mr. Marquina $190,000; Ms. Hinckley $135,000; Mr. Prial $135,000; and Mr. Triplett $135,000. These officers are also eligible for bonuses dependent on the Company’s achieving certain goals, and other performance measures. These agreements expire on July 31, 2005, subject to earlier termination by the Company with or without cause. If terminated by the Company without cause, the agreements provide that each officer will receive his or her prorated bonus as well as annual compensation for one year from the date that notice of employment termination is received, subject to certain conditions. The agreements also provide that the officers are prohibited from divulging confidential Company information and from competing with the Company for one year following termination of employment.

Comparative Performance Graph

      Set forth below is a graph comparing the cumulative total return to shareholders on the Company’s Common Stock with the cumulative total return of the Russell 2000 Index and an index comprised of other publicly-traded craft beer companies (the “Peer Group”) for the period beginning on December 31, 1996 and ended on December 31, 2001. The total return on the Company’s Common Stock, the Russell 2000 Index and the Peer Group Index assumes the value of each investment was $100 on December 31, 1996, and that any dividends were reinvested. The points represent fiscal year-end index levels based on the last trading day in each fiscal year. Return information is historical and not necessarily indicative of future performance.

Comparison of Cumulative Total Return

Among Redhook Ale Brewery, Incorporated Common Stock,
The Russell 2000 Index and
The Company’s Peer Group Index

      The Company’s Peer Group was initially comprised of four publicly-traded craft beer companies. As required, the returns of each of the component companies in the Peer Group return are calculated and weighted according to their respective market capitalization at the beginning of the period. The Peer Group is composed of: Big Rock Brewery (Nasdaq: BEERF), Pete’s Brewing Company (Nasdaq: WIKD), The Boston Beer Company, Inc. (NYSE: SAM), and Pyramid Breweries Inc. (formerly Hart Brewing) (Nasdaq: PMID). On July 21, 1998, the shareholders of Pete’s Brewing Company approved a merger with a private company based on a cash price of $6.375 per share. Pete’s Brewing was removed from the Peer Group Index effective July 21, 1998, and the related “index value” was reallocated to the remaining three members of the Peer Group Index based upon their relative market capitalization on that date.

PROPOSAL 1 — ELECTION OF DIRECTORS

      Six directors are to be elected at the annual meeting, to serve until the next Annual Meeting of Shareholders or until their earlier retirement, resignation or removal. Paul S. Shipman, Frank H. Clement, Jerry D. Jones, David A. Peacock, Anthony J. Short and Walter F. Walker have been nominated by the Board of Directors for election at the annual meeting. All of the nominees are currently directors of the Company. The accompanying proxy will be voted for these nominees, except where authority to do so vote is withheld. Should any nominee be unable to serve, the proxy will be voted for such person as is designated by the Board of Directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN PROPOSAL 1.

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has selected the firm of Ernst & Young LLP as the independent auditors for the Company’s fiscal year ending December 31, 2002. This firm has been the Company’s independent auditors since 1991. Ernst & Young LLP has performed audit services in connection with the examination of the financial statements of the Company for its fiscal year ended December 31, 2001. Representatives of Ernst & Young LLP will be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Audit Fees

      The total aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such year were $81,226.

Financial Information Systems Design and Implementation Fees

      There were no fees for professional services rendered by Ernst & Young LLP as described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

      There were no other fees billed for professional services rendered by Ernst & Young LLP for services not included under the heading “Audit Fees” or “Financial Information Systems Design and Implementation Fees” for the fiscal year ended December 31, 2001.

Auditor Independence

      In 2001, there were no other professional services provided by Ernst & Young LLP which would have required the Audit Committee of the Board of Directors to consider their compatibility with maintaining the independence of Ernst & Young LLP.

      If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL 3 — APPROVAL OF THE REDHOOK ALE BREWERY, INCORPORATED

2002 STOCK OPTION PLAN

      On February 25, 2002, the Board of Directors adopted, subject to shareholder approval, the Redhook Ale Brewery, Incorporated 2002 Stock Option Plan (the “2002 Plan”). The purpose of the 2002 Plan is to provide a method by which selected individuals performing services for the Company may be offered an opportunity to invest in Common Stock of the Company, thereby increasing their personal interest in the growth and success of the Company.

      As of March 15, 2002, the Company had approximately 200 employees. All persons who are performing or have been hired to perform services for the Company, including employees, officers and directors, are eligible to be considered for option grants under the 2002 Plan (“Eligible Persons”).

      As of December 31, 2001, there were approximately 1,208,000 shares of Common Stock subject to outstanding stock options granted under the 1992 Stock Incentive Plan and the Directors Stock Option Plan. At December 31, 2001, there were approximately 94,000 and 10,000 options available for future grant under the 1992 Stock Incentive Plan and the Directors Stock Option Plan, respectively. Both plans expire in October 2002.

      The maximum number of shares of Common Stock for which options may be granted during the term of the 2002 Plan will be 346,000. If the 2002 Plan is approved by the shareholders, the Company will not make any additional grants under the 1992 Stock Incentive Plan or the Directors Stock Option Plan. If the 2002 Plan is not approved by shareholders, the Company may grant the remaining options available for grant under the two existing plans until their expiration in October 2002.

      The full text of the 2002 Plan appears as Exhibit A to this Proxy Statement.

Summary of the 2002 Plan

      A total of 346,000 shares of Common Stock will be reserved under the 2002 plan for Eligible Persons. The 2002 Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”).

      The Committee shall have the authority to determine (a) the Eligible Persons to whom options are to be granted, (b) the number of shares of Common Stock for which the options are exercisable and the purchase price of such shares, (c) whether the options are incentive stock options or nonqualified stock options, and (d) all of the other terms and conditions of the options. The Committee shall have full power and authority, subject only to the provisions of the 2002 Plan (i) to administer or supervise the administration of the 2002 Plan, (ii) to interpret the provisions of the 2002 Plan and option agreements issued under the 2002 Plan, (iii) to correct any defect, supply any information and reconcile any inconsistency in such manner and to such extent as it determines to be necessary or advisable to carry out the purpose of the 2002 Plan, and (iv) to take such other actions in connection with the 2002 Plan as it determines to be necessary or advisable. The Committee is authorized to adopt, amend and rescind such rules, regulations and procedures not inconsistent with the provisions of the 2002 Plan as it determines to be necessary or advisable for the proper administration of the 2002 Plan, and each option shall be subject to all such rules, regulations and procedures. Exercise by the Committee of its authority shall be consistent with the intent that (a) all incentive stock options be qualified under the terms of Section 422 of the Internal Revenue Code, and (b) the 2002 Plan be administered in a manner so that, to the extent possible, the grant of options and all other transactions with respect to the 2002 Plan, to options and to any Common Stock acquired upon exercise of options, shall be exempt from the operation of Section 16(b) of the Exchange Act.

      The maximum number of shares of Common Stock for which options may be granted to any Eligible Person during any calendar year shall be 100,000. Shares of Common Stock will be made available from the authorized but unissued shares of the Company. If an option terminates for any reason without having been exercised in full, the shares of Common Stock for which the option has not been exercised shall again be available for purposes of the 2002 Plan.

      The price at which shares of Common Stock may be purchased upon exercise of an option may be more than, less than or equal to the fair market value of the shares on the date the option is granted. However, the purchase price of each share of Common Stock under an incentive stock option must be (a) at least 110% of the fair market value of such share on the date of grant of the option, if it is granted to a 10% shareholder, and (b) not less than the fair market value of such share on the date of grant of the option, if it is granted to any other Eligible Person.

      An optionee generally may transfer a nonqualified option to any Permitted Transferee (as that term is defined in the 2002 Plan), so long as the transfer is without value (the right to transfer a nonqualified stock option may be limited by its option agreement). The Permitted Transferee may transfer the option without value to any other Permitted Transferee of the Optionee. Parents, children, grandchildren, siblings, nieces and nephews and certain other relatives and individuals, including in-laws and relatives by adoption, any person sharing the Optionee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, and any other non-charitable entity in which these persons (or the Optionee) own more than fifty percent (50%) of the voting interests will qualify as Permitted Transferees.

      Incentive stock options granted under the 2002 Plan will not be transferable to Permitted Transferees.

      Except as expressly permitted by the 2002 Plan, an option will not be transferable by its holder other than by will or by the laws of descent and distribution, will not be involuntarily alienable by legal process or otherwise by operation of law, and will be exercisable during the holder’s lifetime only by the holder. If the holder of an option dies prior to its full exercise, the option may be exercised, to the extent it does not thereby terminate, by the person or persons to whom the rights of the holder of the option pass by will or by applicable laws of descent and distribution.

      Subject to the provisions of the 2002 Plan with respect to termination of options upon or following death, disability or other termination of service, the Committee shall determine the term of each option, which term shall not be more than (a) five years from the date of grant in the case of an incentive stock option granted to a 10% shareholder, and (b) ten years from the date of grant in the case of any other incentive stock option.

      If an option holder’s service terminates without cause prior to the full exercise of an option, then the option generally shall thereafter be exercisable, to the extent the option holder was entitled to exercise the option on the date of such termination, for a period of three months following such termination (but not later than the end of the term of the option); provided, however, that, if the holder’s service terminates by reason of death or disability, the option shall be exercisable for a period of one year following such termination (but not later than the end of the term of the option). At the end of such period, the option shall terminate. If a holder’s service is terminated for cause, then all options held by the holder shall immediately terminate. Following termination of a holder’s service, if the holder engages in any act that would have constituted cause if the holder had remained in the service of the Company, then the Committee shall be entitled to terminate any options held by the holder. The Committee may modify these provisions in the case of individual option grants.

      An option shall be exercised by written notice to the Company in compliance with the terms and conditions of its option agreement and such procedures for exercise of options as the Committee may adopt from time to time. The method or methods of payment of the purchase price of the shares to be purchased upon exercise of the option shall be determined by the Committee and set forth in the option agreement for the option. Such method or methods may consist of (i) check, (ii) promissory note, (iii) whole shares of Common Stock already owned by the option holder, (iv) the withholding of shares of Common Stock issuable upon exercise of the option, (v) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, (vi) any combination of the foregoing methods of payment, or (vii) such other consideration and method of payment as may be permitted for the issuance of shares under applicable securities and other laws. The Committee may specify a minimum number of shares of Common Stock for which an Option must be exercised.

      The Board or the Committee may from time to time amend the 2002 Plan, whether before or after termination of the 2002 Plan, in such respects as it shall deem advisable; provided, however, that any such amendment (i) shall comply with all applicable laws and stock exchange listing requirements, and (ii) with respect to incentive stock options granted or to be granted under the 2002 Plan, shall be subject to any approval by shareholders of the Company required under the Internal Revenue Code of 1986. No amendment of the 2002 Plan may adversely affect the rights of the option holder of an option in any material way unless the option holder consents thereto.

Federal Income Tax Consequences

      The Company intends that certain of the options granted under the 2002 Plan will qualify as incentive stock options under Section 422 of the Internal Revenue Code. Assuming that the options are so qualified, the tax consequences to an optionee will vary depending on whether certain holding period requirements are met. In addition, an option will cease to be an incentive stock option, and thereafter be taxed as a nonqualified stock option, if the optionee exercises the option more than three months following termination of employment for any reason other than death or disability, or more than one year following termination of employment on account of disability.

      If an optionee acquiring stock pursuant to an incentive stock option holds the stock until at least one year after the transfer of the stock to the optionee and at least two years from the date of grant of the option, then, subject to the alternative minimum tax rules discussed below, there will be no tax consequences to the optionee or the Company when the incentive stock option is granted or when it is exercised. When the stock is ultimately sold, gain or loss will be determined, based on the difference between the net proceeds of the sale and the aggregate purchase price paid for the stock, and the optionee will be required to report such gain or loss as long-term capital gain or loss on his or her federal income tax return for the year in which the sale occurs.

      If stock acquired upon exercise of an option is sold by the optionee and, at the time of the sale, the holding period requirements described in the preceding paragraph have not been met, the federal income tax consequences to the optionee will be as follows:

(a) The optionee will be required to report, on his or her federal income tax return for the year in which the sale occurs, additional compensation income equal to the difference between (i) the fair market value of the stock at the time of exercise of the option (or if less, the price at which the stock was sold) and (ii) the purchase price at which the stock was acquired (the Company will generally be entitled to a compensation deduction in an equivalent amount).

(b) For purposes of determining gain or loss upon sale of the stock when it is ultimately sold, an amount equal to this compensation income will be added to the purchase price at which the stock was acquired, and the total will be the holder’s adjusted cost of the stock. Gain or loss will be determined, based upon the difference between this adjusted cost of the stock and the net proceeds of the sale, and the holder will be required to report such gain or loss as long-term or short-term (depending on how long the holder held the stock) capital gain or loss on his or her federal income tax return for the year in which the sale occurs.

      When an optionee exercises an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the purchase price paid results in an adjustment in computing alternative minimum taxable income for purposes of Sections 55 et seq. of the Code, which may trigger alternative minimum tax consequences for optionees. Any alternative minimum tax that is payable may ultimately be credited against future taxes owed.

      The Company may grant nonqualified stock options under the 2002 Plan. In general, there will be no tax consequences to the optionee or the Company when such an option is granted. Upon exercise of such an option, the optionee will be required to report, on his or her federal income tax return for the year in which the exercise occurs, additional compensation income equal to the difference between the fair market value of the stock at the time of exercise of the option and the purchase price at which the stock was acquired (the

Company will generally be entitled to a compensation deduction in an equivalent amount). The optionee will be subject to tax on this amount even if the option has been transferred to, and is subsequently exercised by, a Permitted Transferee. When the stock is ultimately sold, the transaction will be taxed in the manner described in subparagraph (b) above for incentive stock options.

      If a holder realizes a gain on disposition of stock acquired through the exercise of an option and any portion of that gain is, under the rules described above, treated as a capital gain, then that gain may first be offset against any capital losses (or capital loss carryforwards) that the holder may have in the year of disposition. Any remaining net capital gain will be (a) long term capital gain, if the stock was held for more than one year, or (b) short-term capital gain, if the stock was held for one year or less. Certain preferential tax rates apply to long-term capital gains. Short-term capital gains are taxed at ordinary income tax rates.

      The maximum tax rate applicable to long-term capital gains is generally 20% (the rate may be 10% for certain low-income taxpayers). The maximum individual rate (including surtaxes) applicable to short-term capital gains taxable as ordinary income is currently 38.6% (under the Economic Growth and Tax Relief Reconciliation Act of 2001, this bracket will gradually be phased down to 35% during the period from 2002 to 2006). In certain circumstances, due to the reduction of itemized deductions and personal exemptions above certain income levels, the maximum effective tax rate on short-term capital gains earned by some holders may exceed the stated maximum marginal rates.

      If a holder realizes a loss on disposition of stock acquired through the exercise of an option, the loss will be treated as a capital loss and may be offset against any capital gains the holder may have in the year of disposition. Any excess capital loss may be used to offset up to $3,000 of the holder’s ordinary income per year (for a single individual or a married couple filing jointly) and may be carried forward indefinitely until the entire loss has been so used.

      This summary is not a complete description of the U.S. Federal income tax aspects of the 2002 Plan. Moreover, this summary relates only to Federal income taxes. There may also be Federal estate and gift tax consequences associated with the 2002 Plan, as well as foreign, state and local tax consequences.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2002 PLAN.

OTHER MATTERS

      Redhook knows of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company’s 2003 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company’s principal executive offices, no later than December 10, 2002.

      Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for the Company’s 2003 Annual Meeting of Shareholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in the Company’s Amended and Restated Bylaws. Notice must be received by the Secretary of the Company by December 10, 2002. A copy of the pertinent provisions of the Restated Bylaws is available upon request to David J. Mickelson, Redhook Ale Brewery, Incorporated, 14300 NE 145th Street, Woodinville, Washington 98072.

ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

      A copy of the Redhook Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the SEC is being mailed with this proxy statement to each shareholder of record. Shareholders not receiving a copy may obtain one without charge by mailing a request to David J. Mickelson, Redhook Ale Brewery, Incorporated, 14300 NE 145th Street, Woodinville, Washington 98072.

      IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

REDHOOK ALE BREWERY, INCORPORATED

April 9, 2002

Seattle, Washington

EXHIBIT A

REDHOOK ALE BREWERY INCORPORATED

2002 STOCK OPTION PLAN

i

Page

7.4	Nonalienation of Benefits	A-9
7.5	Termination and Amendment	A-9
	(a) Termination	A-9
	(b) Amendment of Plan	A-9
	(c) Amendment of Options	A-9
7.6	Government and Other Regulations	A-10
7.7	Withholding	A-10
7.8	Severability; Incentive Stock Option Provisions	A-10
7.9	Plan Not Exclusive	A-10
7.10	Exclusion from Pension and Profit-Sharing Computation	A-10
7.11	No Shareholder Rights	A-10
7.12	Governing Law	A-10
7.13	Company’s Rights	A-10

ii

REDHOOK ALE BREWERY INCORPORATED

2002 STOCK OPTION PLAN

ARTICLE 1

PURPOSE AND EFFECTIVENESS

      1.1     Purpose. The purpose of the 2002 Stock Option Plan (the “Plan”) is to provide a method by which selected individuals performing services for Redhook Ale Brewery Incorporated, a Washington corporation (the “Company”), or any of its Affiliates, may be offered an opportunity to invest in capital stock of the Company, thereby increasing their personal interest in the growth and success of the Company and its Affiliates.

      1.2     Effective Date; Shareholder Approval Requirement. The Plan shall be effective on February 25, 2002 (the “Effective Date”). Issuance of Incentive Stock Options within twelve (12) months after the Effective Date shall be subject to the approval of the Plan by the shareholders of the Company at a duly held meeting of shareholders at which a majority of all outstanding voting stock of the Company is represented in person or by proxy. The approval required shall be a majority of the votes cast on the proposal to approve the Plan. No Incentive Stock Option shall be exercisable until this approval requirement has been satisfied. If this requirement is not satisfied within twelve (12) months after the Effective Date, then (a) no Incentive Stock Options may thereafter be granted, and (b) each Incentive Stock Option granted prior thereto shall automatically be deemed to be a Nonqualified Stock Option (except to the extent its Option Agreement expressly provides otherwise).

ARTICLE 2

DEFINITIONS

      Capitalized terms in the Plan shall have the following meanings (whether used in the singular or plural):

      “Affiliate” of the Company means any corporation, partnership or other entity which, through one or more intermediaries, directly or indirectly controls, is controlled by, or is under common control with the Company.

      “Annual Grant Limit” is defined in Section 4.1.

      “Approved Transaction” means any of the following transactions consummated with the approval, recommendation or authorization of the Board:

(a) any merger, consolidation, statutory or contractual share exchange, or other transaction to which the Company or any of its Affiliates or shareholders is a party if, immediately following the transaction, the persons who held Common Stock (or securities convertible into Common Stock) immediately before the transaction hold less than a majority of —

(i) the combined Common Equity of the Company; or

(ii) if, pursuant to the transaction, shares of Common Stock are changed or converted into or exchanged for, in whole or part, securities of another corporation or entity, the combined Common Equity of that corporation or entity;

without taking into account any person’s Common Equity of the Company or the other corporation or entity that is not directly attributable (through continued ownership, amendment, reclassification, conversion or exchange) to the person’s holdings of Common Stock (or securities convertible into Common Stock) immediately before the transaction;

(b) any liquidation or dissolution of the Company; and

(c) any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

      “Board” means the Board of Directors of the Company.

      “Cause” shall (a) in connection with the termination of the Service of a Holder prior to or more than one (1) year following an Approved Transaction or Control Purchase, have the meaning ascribed to that term in any employment agreement to which the Holder is a party or, in the absence thereof, shall include but not be limited to insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind, and the refusal of the Holder to perform his or her duties or responsibilities for any reason other than illness or incapacity; and (b) in connection with the termination of the Service of a Holder within one (1) year following an Approved Transaction or Control Purchase, mean a felony conviction for fraud, misappropriation or embezzlement.

      “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific section of the Code shall include any successor section.

      “Committee” is defined in Section 3.1.

      “Common Equity” means the capital stock of a corporation (or corresponding securities of a noncorporate entity) ordinarily, and apart from rights accruing under special circumstances, having the right to vote in an election for directors (or for members of the governing body of the noncorporate entity).

      “Common Stock” means the Common Stock, $.005 par value per share, of the Company.

      “Company” is defined in Section 1.1.

      “Continuing Option” is defined in Section 7.2(b)(v)(A)(1).

      “Control Purchase” means any transaction (or series of related transactions), consummated without the approval, recommendation or authorization of the Board, in which any person, corporation or other entity (including any “person” as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of any Common Stock, pursuant to a tender offer or a request or invitation for tenders (as those terms are defined in Section 14(d)(1) of the Exchange Act) or otherwise, and thereafter is the “beneficial owner” (as so defined) of securities of the Company representing more than twenty percent (20%) of the combined Common Equity of the Company.

      “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

      “Effective Date” is defined in Section 1.2.

      “Eligible Person” is defined in Article 5.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific section of the Exchange Act shall include any successor section.

      “Executive Officer” means any employee of the Company who is an “officer” within the meaning of Rule 16a-1(f) of the Exchange Act, as amended from time to time, or any successor rule thereto.

      “Fair Market Value” for the Common Stock (or any other security) on any day means, if the Common Stock (or other security) is publicly traded, the last sales price (or, if no last sales price is reported, the average of the high bid and low asked prices) for a share of Common Stock (or unit of the other security) on that day (or, if that day is not a trading day, on the next preceding trading day), as reported by the principal exchange on which the Common Stock (or other security) is listed, or, if the Common Stock (or other security) is publicly traded but not listed on an exchange, as reported by The Nasdaq Stock Market, or, if such prices or quotations are not reported by The Nasdaq Stock Market, as reported by any other available source of prices or quotations selected by the Committee. If the Common Stock (or other security) is not publicly traded, or if the Fair Market Value is not determinable by any of the foregoing means, the Fair Market Value on any day shall be determined in good faith by the Committee on the basis of such considerations as the Committee determines to be appropriate.

      “Good Reason” means, with respect to a Holder, the occurrence in connection with an Approved Transaction, without the Holder’s express written consent, of one of the following events or conditions:

(a) A material reduction in the level of the Holder’s responsibilities in comparison to the level thereof at the time of the Approved Transaction;

(b) The assignment to the Holder of a job title that is not of comparable prestige and status as the Holder’s job title at the time of the Approved Transaction;

(c) The assignment to the Holder of any duties inconsistent with the Holder’s position at the time of the Approved Transaction, other than pursuant to the Holder’s promotion;

(d) A material reduction in the Holder’s salary level;

(e) A material reduction in the overall level of employee benefits or perquisites available to the Holder at the time of the Approved Transaction, or the Holder’s right to participate therein, unless such reduction is nondiscriminatory as to the Holder;

(f) Requiring the Holder to be based anywhere more than fifty (50) miles from the business location to which the Holder normally reported for work at the time of the Approved Transaction, other than for required business travel not significantly greater than the Holder’s business travel obligations at the time of the Approved Transaction; or

(g) Occurrence of any of the foregoing events and conditions before consummation of the Approved Transaction if the Holder reasonably demonstrates that such occurrence was at the request of a third party or otherwise arose in connection with or in anticipation of the Approved Transaction (for purposes of such demonstration, references in the foregoing events and conditions to the time of the Approved Transaction shall be deemed to refer to the time of commencement of discussions regarding the Approved Transaction).

      “Holder” means an Eligible Person who has received an Option or, when the context so requires, if rights under the Option continue following the death of the Eligible Person or are transferred in a manner permitted by Section 6.8, the person who succeeds to those rights by will or by the laws of descent and distribution or by such transfer.

      “Incentive Stock Option” means an Option that is an incentive stock option within the meaning of Section 422 of the Code.

      “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

      “Option” means an option with respect to shares of Common Stock awarded pursuant to Article 6.

      “Option Agreement” is defined in Section 6.5.

      “Permitted Transferee” of a Holder means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Holder (including any such relative by adoption); any person sharing the Holder’s household (other than a tenant or employee); a trust in which these persons have more than fifty percent (50%) of the beneficial interest; and any other non-charitable entity in which these persons (or the Holder) own more than fifty percent (50%) of the voting interests.

      “Plan” is defined in Section 1.1.

      “Replacement Securities” is defined in Section 7.2(b)(v)(A)(2).

      “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific section of the Securities Act shall include any successor section.

      “Service” means the performance of services on a periodic basis for the Company or any of its Affiliates in the capacity of an employee, a nonemployee member of a board of directors or other governing body, or an independent consultant or advisor.

      “Transaction Date” is defined in Section 7.2(b)(i).

      “10% Shareholder” means a person who owns (or is considered as owning within the meaning of Section 424 of the Code) stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company.

ARTICLE 3

ADMINISTRATION

      3.1     Committee. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of that quorum. Any determination reduced to writing and signed by all of the members of the Committee shall be as effective as if it had been made by a majority vote at a meeting duly called and held.

      3.2     Powers; Regulations. The Committee shall have full power and authority, subject only to the provisions of the Plan (a) to administer or supervise the administration of the Plan; (b) to interpret the provisions of the Plan and the Option Agreements; (c) to correct any defect, supply any information and reconcile any inconsistency in such manner and to such extent as it determines to be necessary or advisable to carry out the purpose of the Plan; and (d) to take such other actions in connection with the Plan as it determines to be necessary or advisable. The Committee is authorized to adopt, amend and rescind such rules, regulations and procedures not inconsistent with the provisions of the Plan as it determines to be necessary or advisable for the proper administration of the Plan, and each Option shall be subject to all such rules, regulations and procedures (whether the Option was granted before or after promulgation thereof). Without limiting the authority of the Committee to interpret the provisions of the Plan, the Committee shall have the right to determine that a transaction (or series of related transactions) is not a Control Purchase, even though literally included within the definition of that term, if the Committee determines that the transaction (or series of related transactions) does not have the effect of significantly changing or influencing the control of the Company on a permanent basis.

      3.3     Limits on Authority. Exercise by the Committee of its authority shall be consistent with the intent that (a) all Incentive Stock Options be qualified under the terms of Section 422 of the Code, and (b) the Plan be administered in a manner so that, to the extent possible, the grant of Options and all other transactions with respect to the Plan, to Options and to any Common Stock acquired upon exercise of Options, shall be exempt from the operation of Section 16(b) of the Exchange Act.

      3.4     Exercise of Authority. Each action and determination made or taken by the Committee, including but not limited to any interpretation of the Plan and the Option Agreements, shall be final, conclusive and binding for all purposes and upon all persons. No member of the Committee shall be liable for any action or determination made or taken by the member or the Committee in good faith.

ARTICLE 4

SHARES SUBJECT TO THE PLAN

      4.1     Number of Shares. Subject to the provisions of this Article 4, the maximum number of shares of Common Stock for which Options may be granted during the term of the Plan shall be three hundred forty-six thousand (346,000). In addition, the maximum number of shares of Common Stock for which Options may be granted to any Eligible Person during any calendar year shall be one hundred thousand (100,000) (such maximum number of shares will be referred to as the “Annual Grant Limit”). Shares of Common Stock will be made available from the authorized but unissued shares of the Company or from shares reacquired by the Company. If an Option terminates for any reason without having been exercised in full, the shares of Common Stock for which the Option has not been exercised shall again be available for purposes of the Plan.

      4.2     Adjustments. If the Company subdivides its outstanding shares of Common Stock into a greater number of shares (by stock dividend, stock split, reclassification or otherwise) or combines its outstanding shares of Common Stock into a smaller number of shares (by reverse stock split, reclassification or otherwise), or if the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, rights offering, or other transaction or event that is not an Approved Transaction or Control Purchase affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it determines to be equitable and appropriate, adjust any or all of (a) the number of shares of Common Stock (or number and kind of other securities or property) for which, and the time or times when, outstanding Options may thereafter be exercised; (b) the purchase price for the shares (or other securities or property) under outstanding Options; (c) the number of shares of Common Stock (or number and kind of other securities or property) for which Options may thereafter be granted, and (d) the number of shares of Common Stock (or number and kind of other securities or property) that will thereafter constitute the Annual Grant Limit. In connection with any adjustment made pursuant to this Section 4.2, the Committee may, if deemed equitable and appropriate, provide for a cash payment to be made to the Holder of an Option, in cancellation of the Option, of such amount as the Committee determines represents the value the Option would then have if it were exercisable for all of the shares under the Option.

ARTICLE 5

ELIGIBILITY

      The persons eligible to participate in the Plan and to receive Options (“Eligible Persons”) shall be persons who are performing or have been hired to perform Services for the Company or any of its Affiliates.

ARTICLE 6

STOCK OPTIONS

      6.1     Grant of Options. The Committee shall from time to time determine (a) the Eligible Persons to whom Options are to be granted; (b) the number of shares of Common Stock for which the Options are exercisable and the purchase price of such shares; (c) whether the Options are Incentive Stock Options or Nonqualified Stock Options; and (d) all of the other terms and conditions (which need not be identical) of the Options; provided, however, that all such determinations shall be subject to the express limitations of the Plan.

      6.2     Purchase Price. The price at which shares of Common Stock may be purchased upon exercise of an Option may be more than, less than or equal to the Fair Market Value of the shares on the date the Option is granted; provided, however, that the purchase price of each share of Common Stock under an Incentive Stock Option shall be (a) at least 110% of the Fair Market Value of such share on the date of grant of the Option, if it is granted to a 10% Shareholder, and (b) at least 100% of the Fair Market Value of such share on the date of grant of the Option, if it is granted to any other Eligible Person.

      6.3     Limitations on Incentive Stock Options

      (a) Grants Only to Employees. Incentive Stock Options may only be granted to Eligible Persons who are employees of the Company or an Affiliate that constitutes a “parent corporation” or a “subsidiary corporation” within the meaning of Section 424 of the Code.

      (b) Limitation on Shares. The aggregate Fair Market Value of the shares of Common Stock for which, during any calendar year, one or more Incentive Stock Options under the Plan (and/or one or more options under any other plan maintained by the Company or any of its Affiliates for the granting of options intended to qualify under Section 422 of the Code) become exercisable for the first time by a Holder shall not exceed $100,000 (said value to be determined as of the respective dates on which the options are granted to the Holder). If an Option that would otherwise qualify as an Incentive Stock Option becomes exercisable for the first time in any calendar year for shares of Common Stock that would cause such aggregate Fair Market Value to exceed $100,000, then the portion of the Option in respect of such shares shall be deemed to be a Nonqualified Stock Option.

      6.4     Term of Options. Subject to the provisions of the Plan with respect to termination of Options upon or following death, Disability or other termination of Service, the Committee shall determine the term of each Option, which term shall not be more than (a) five (5) years from the date of grant in the case of an Incentive Stock Option granted to a 10% Shareholder, and (b) ten (10) years from the date of grant in the case of any other Incentive Stock Option.

      6.5     Option Agreement. Each Option shall be evidenced by an agreement (the “Option Agreement”) containing the terms and conditions of the Option as determined by the Committee. Each grantee of an Option shall be notified promptly of the grant, an Option Agreement shall be executed and delivered by the Company to the grantee within sixty (60) days after the date the Committee approves the grant, and the Committee may terminate the grant if the Option Agreement is not signed by the grantee and delivered to the Company within sixty (60) days after it is delivered to the grantee. An Option Agreement may contain (but shall not be required to contain) such terms and conditions as the Committee determines to be necessary or appropriate to ensure that the penalty provisions of Section 4999 of the Code will not apply to any stock received by the Holder from the Company. An Option Agreement may be amended from time to time pursuant to Section 7.5(c).

      6.6     Exercise of Options

      (a) Time Exercisable. An Option shall become and remain exercisable to the extent provided in its Option Agreement and in the Plan. However, if an Option is granted prior to the date its Holder first performs Service for the Company or any of its Affiliates, the Option shall not be exercisable prior to the date the Holder first performs such Service. If an Option is scheduled to become exercisable on one or more dates specified in its Option Agreement, and its Holder has a leave of absence without pay, such date or dates shall be postponed for a period equal to the duration of the leave unless the Committee determines otherwise.

      (b) Manner of Exercise. An Option shall be exercised by written notice to the Company in compliance with the terms and conditions of its Option Agreement and such procedures for exercise of Options as the Committee may adopt from time to time. The method or methods of payment of the purchase price of the shares to be purchased upon exercise of the Option and of any amounts required by Section 7.7 shall be determined by the Committee and set forth in the Option Agreement for the Option. Such method or methods may consist of (i) check, (ii) promissory note, (iii) whole shares of Common Stock already owned by the Holder, (iv) the withholding of shares of Common Stock issuable upon exercise of the Option, (v) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, (vi) any combination of the foregoing methods of payment, or (vii) such other consideration and method of payment as may be permitted for the issuance of shares under applicable securities and other laws. The Committee may specify a minimum number of shares of Common Stock for which an Option must be exercised.

      (c) Value of Shares. Shares of Common Stock delivered in payment of all or any part of the amounts payable upon exercise of an Option, and shares of Common Stock withheld for such payment, shall be valued at their Fair Market Value on the exercise date of the Option.

      (d) Issuance of Shares. The Company shall issue the shares of Common Stock purchased under an Option as soon as practicable after the Option has been duly exercised; provided, however, that no fractional shares shall be issuable under the Plan, and any fractional shares that would otherwise be issuable shall be disregarded. Following exercise of an Incentive Stock Option, the Committee shall cause the information statement required by Section 6039 of the Code to be furnished to the Holder within the time and in the manner prescribed by law.

      6.7     Legends. Each certificate representing shares of Common Stock issued upon exercise of an Option shall contain any legends that the Committee determines to be necessary or appropriate, and the Company may cause the transfer agent for the Common Stock to place a stop transfer order with respect to such shares to promote enforcement of any such legends.

      6.8     Transferability. Except to the extent the Committee limits this Section 6.8 at the time a Nonqualified Stock Option is granted, the original Holder of the Option may transfer the Option to any Permitted Transferee, so long as the transfer is without value, and the Permitted Transferee may transfer the Option without value to any other Permitted Transferee of the original Holder. Neither (a) a transfer under a domestic relations order in settlement of marital property rights, nor (b) a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Permitted Transferees (or the original Holder) in exchange for an interest in that entity, will constitute a transfer for value. Except as expressly permitted by this Section 6.8, an Option (including any Incentive Stock Option) will not be transferable by its Holder other than by will or by the laws of descent and distribution, will not be involuntarily alienable by legal process or otherwise by operation of law, and will be exercisable during the Holder’s lifetime only by the Holder. If the Holder of an Option dies prior to its full exercise, the Option may be exercised, to the extent it does not thereby terminate, by the person or persons to whom the rights of the Holder pass by will or by applicable laws of descent and distribution.

      6.9     Authority of Chief Executive Officer to Grant Options. The person serving as Chief Executive Officer of the Company shall have the authority to determine from time to time (a) the Eligible Persons to whom Options are to be granted; (b) the number of shares of Common Stock for which the Options are exercisable and the purchase price of such shares; (c) whether the Options are Incentive Stock Options or Nonqualified Stock Options; and (d) all of the other terms and conditions (which need not be identical) of the Options; provided, however, that (i) the authority of the Chief Executive Officer under this Section 6.9 shall not exceed that of the Committee under the foregoing provisions of this Article 6 and shall be subject to such limitations, in addition to those specified in this Section 6.9, as may be specified by the Board from time to time; (ii) the Chief Executive Officer shall have no authority under this Section 6.9 to grant any Option to any person who is an Executive Officer or a director of the Company at the time of the grant; (iii) the purchase price of each share of Common Stock under an Option granted under this Section 6.9 shall not be less than the Fair Market Value of such share on the date of grant of the Option; and (iv) the Chief Executive Officer shall promptly provide a report to the Committee of each person to whom an Option has been granted under this Section 6.9 and the material terms and conditions of the Option.

ARTICLE 7

GENERAL PROVISIONS

      The provisions of this Article 7 shall apply to all Options, except to the extent that one or more Option Agreements expressly provide otherwise.

      7.1     Termination of Service

      (a) General. If a Holder’s Service terminates without Cause prior to the full exercise of an Option, then the Option shall thereafter be exercisable, to the extent the Holder was entitled to exercise the Option on the date of such termination, for a period of three (3) months following such termination (but not later than the end of the term of the Option); provided, however, that, if the Holder’s Service terminates by reason of death or Disability, the Option shall be exercisable for a period of one (1) year following such termination (but not later than the end of the term of the Option). At the end of such period, the Option shall terminate.

      (b) Termination for Cause. If a Holder’s Service is terminated for Cause, then all Options held by the Holder shall immediately terminate. Following termination of a Holder’s Service, if the Holder engages in any act that would have constituted Cause if the Holder had remained in the Service of the Company or any of its Affiliates, then the Committee shall be entitled to terminate any Options held by the Holder.

      (c) Miscellaneous. The Committee may determine whether a leave of absence of a Holder constitutes a termination of the Holder’s Service; provided, however, that neither (i) a leave of absence, duly authorized in writing by the Company or any of its Affiliates for military service or sickness, or for any other purpose approved by the Company or any of its Affiliates, if the period of the leave does not exceed ninety (90) days, nor (ii) a leave of absence in excess of ninety (90) days, duly authorized in writing by the Company or any of its Affiliates, provided the Holder’s right to return to Service with the Company or the Affiliate is guaranteed either by statute or by contract, shall be deemed a termination of the Holder’s Service. An Option shall not be affected by any change in the Holder’s Service so long as the Holder continues to be in the Service of the Company or any of its Affiliates. If a Holder is in the Service of an Affiliate of the Company that ceases to be an Affiliate, such event shall, for purposes of any Option held by the Holder, be deemed to constitute a termination of the Holder’s Service for a reason other than death or Disability.

      7.2     Certain Events

      (a) Control Purchase. Effective upon a Control Purchase, if the Holder of an Option is in the Service of the Company or any of its Affiliates at that time, the Option shall automatically become exercisable for all of the shares under the Option.

      (b) Approved Transaction. The following provisions shall apply if an Approved Transaction occurs:

(i) The Company shall provide each Holder with notice of the pendency of the Approved Transaction at least fifteen (15) days before the expected date of consummation thereof (the date on which the Approved Transaction is consummated will be referred to as the “Transaction Date”).

(ii) Effective immediately before the Transaction Date, if the Holder of an Option is in the Service of the Company or any of its Affiliates on the Transaction Date, the Option shall automatically become exercisable for all of the shares under the Option.

(iii) Following notice of the Approved Transaction, any exercise of an Option may be contingent upon consummation of the Approved Transaction, if so elected by the Holder in the notice of exercise, and shall be contingent upon such consummation with respect to any portion of the Option that will only become exercisable immediately before the Transaction Date.

(iv) Subject to the remaining provisions of this Section 7.2(b), upon consummation of the Approved Transaction, all Options shall terminate.

(v) In connection with an Approved Transaction, the Committee may determine to override the automatic acceleration of exercisability and the other provisions of Section 7.2(b)(ii) through Section 7.2(b)(iv) that would otherwise apply to an Option. In such event, the following provisions shall apply instead:

(A) The Company shall, or shall cause another party to the Approved Transaction to, either —

(1) make appropriate provision for continuation of the Option, or for replacement of the Option with a new award on terms that are, as nearly as practicable, the financial equivalent of the Option, without taking into account in either event any automatic acceleration of exercisability provided for in Section 7.2(b)(ii) (the Option as so continued or replaced shall be referred to as a “Continuing Option”); or

(2) deliver to the Holder equity securities of the Company or another party to the Approved Transaction (the “Replacement Securities”) having a value equal to the value of the Option on the Transaction Date, without taking into account any automatic acceleration of exercisability provided for in Section 7.2(b)(ii).

(B) At the time the Holder is given notice of the pendency of the Approved Transaction under Section 7.2(b)(i) or in a separate notice given before the Transaction Date, the Committee shall inform the Holder of (1) its determination to override the provisions of Section 7.2(b)(ii) through Section 7.2(b)(iv), and (2) the provision to be made for a Continuing Option or for delivery of Replacement Securities. Effective automatically upon consummation of the Approved Transaction and without any action by the Holder, the Option shall represent the Continuing Option (if provision is made for a Continuing Option) or terminate (if Replacement Securities are to be delivered).

      (c) Termination After Certain Approved Transactions. If there are one or more Continuing Options following an Approved Transaction and the Service of the Holder of a Continuing Option is terminated without Cause within a period of eighteen (18) months following the Transaction Date, or if the Holder voluntarily terminates his or her Service for Good Reason during such period, then (i) all Continuing Options held by the Holder shall become exercisable for all of the shares thereunder; (ii) all restrictions under the Plan or any Option Agreement with respect to shares of Common Stock (or other securities or property) issued pursuant to exercise of any such Continuing Option (other than restrictions on transfer under applicable securities laws), including but not limited to contractual restrictions on transfer, rights of repurchase or first refusal in favor of the Company and restrictions on certificates for such shares of Common Stock (or other securities) (other than restrictions on certificates designed to promote compliance with applicable securities laws) shall automatically terminate; and (iii) each such Continuing Option shall remain exercisable until a period of eighteen (18) months has elapsed following the Transaction Date or until the date on which the Continuing Option would have terminated if the Service of the Holder had not terminated, whichever occurs first, notwithstanding any contrary provision in the Option Agreement for the Continuing Option (other than one expressly providing that this Section 7.2(c) shall not apply).

      7.3     Right to Terminate Service. Nothing contained in the Plan or in any Option Agreement, and no action of the Company or the Committee with respect thereto, shall confer on any Holder any right to continue in the Service of the Company or any of its Affiliates or interfere in any way with the right of the Company or any of its Affiliates, subject to the terms and conditions of any agreement between the Holder and the Company or any of its Affiliates, to terminate at any time, with or without Cause, the Service of the Holder.

      7.4     Nonalienation of Benefits. Except as permitted pursuant to Section 6.8, no right or benefit under the Plan or any Option shall be (a) subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge (and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void); or (b) liable for or subject to the debts, contracts, liabilities or torts of the person entitled to the right or benefit.

      7.5     Termination and Amendment

      (a) Termination. The Plan shall terminate on the tenth (10th) anniversary of the Effective Date; provided, however, that the Board or the Committee may terminate the Plan at any earlier time. No Options may be granted following termination of the Plan, but the provisions of the Plan shall continue in effect until all Options terminate or are exercised in full and all rights of all persons with any interest in the Plan expire.

      (b) Amendment of Plan. The Board or the Committee may from time to time amend the Plan, whether before or after termination of the Plan, in such respects as it shall deem advisable; provided, however, that any such amendment (i) shall comply with all applicable laws and stock exchange listing requirements, and (ii) with respect to Incentive Stock Options granted or to be granted under the Plan, shall be subject to any approval by shareholders of the Company required under the Code. No amendment of the Plan may adversely affect the rights of the Holder of an Option in any material way unless the Holder consents thereto.

      (c) Amendment of Options. The Committee may amend the Option Agreement for an Option in such respects as it shall deem advisable, including but not limited to any amendment that would accelerate the time or times at which the Option may be exercised or extend the scheduled termination date of the Option; provided, however, that (i) no amendment may adversely affect the rights of the Holder of the Option in any material way unless the Holder consents thereto, and (ii) the Option Agreement, as amended, shall satisfy all of the requirements of the Plan at the time of the amendment. Nothing in this Section 7.5 shall prevent the Committee from adopting, amending or rescinding rules, regulations and procedures pursuant to Section 3.2.

      7.6     Government and Other Regulations. The obligation of the Company with respect to Options and the issuance of Common Stock upon the exercise thereof shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including but not limited to the effectiveness of any registration statement required under the Securities Act, and the rules and regulations of any securities exchange or over-the-counter market on which the Common Stock may be listed or quoted. The Company shall have no obligation to register shares of Common Stock issuable upon exercise of Options under the Securities Act or to register, qualify or list such shares under the laws of any state or other jurisdiction or the rules of any securities exchange or over-the-counter market.

      7.7     Withholding. By accepting an Option, the Holder shall be deemed to have agreed to pay, or make arrangements satisfactory to the Committee for payment to the Company of, all taxes required to be withheld by the Company in connection with the exercise of the Option or any sale, transfer or other disposition of any shares of Common Stock acquired upon exercise of the Option. If the Holder shall fail to pay, or make arrangements satisfactory to the Committee for the payment of, all such taxes, then the Company or any of its Affiliates shall, to the extent not prohibited by law, have the right to deduct from any payment of any kind otherwise due to the Holder an amount equal to any taxes of any kind required to be withheld by the Company or any of its Affiliates with respect to the Option.

      7.8     Severability; Incentive Stock Option Provisions

      (a) If any provision of this Plan or any Option Agreement, on its face or as applied to any person or circumstance, is or becomes unenforceable to any extent, the remainder of this Plan or the Option Agreement, as the case may be, and the application of the provision to any other person, circumstance or extent, shall not be affected, and this Plan and the Option Agreement shall continue in force.

      (b) With respect to Incentive Stock Options, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out in full herein; provided, however, that to the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, the Option, to that extent, shall be deemed to be a Nonqualified Stock Option for all purposes of the Plan.

      7.9     Plan Not Exclusive. Neither the adoption of the Plan by the Board nor any submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including but not limited to the granting of stock options and the awarding of stock and cash outside of the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

      7.10     Exclusion from Pension and Profit-Sharing Computation. By accepting an Option, the Holder shall be deemed to have agreed that the Option is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment or other benefit under any pension, retirement or other employee benefit plan, program or policy of the Company or any of its Affiliates.

      7.11     No Shareholder Rights. No Holder or other person shall have any voting or other shareholder rights with respect to shares of Common Stock under an Option until the Option has been duly exercised, full payment of the purchase price has been made, all conditions under the Option and the Plan to issuance of the shares have been satisfied, and a certificate for the shares has been issued. No adjustment shall be made for cash or other dividends or distributions to shareholders for which the record date is before the date of such issuance.

      7.12     Governing Law. The Plan and all Options shall be governed by, and interpreted in accordance with, the laws of the State of Washington.

      7.13     Company’s Rights. The grant of Options shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

PROXY

REDHOOK ALE BREWERY, INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, having received the Notice of Annual Meeting of Shareholders of Redhook Ale Brewery, Incorporated (the “Company”), and the related Proxy Statement dated April 9, 2002, hereby appoints Paul S. Shipman and David J. Mickelson, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on May 21, 2002, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified below, or, to the extent not specified, to vote FOR the election as directors of all nominees named below, FOR Proposal 2 and FOR Proposal 3, and to vote in their discretion on any other matters presented at the meeting of any adjournments thereof.

      This proxy, when properly executed, will be voted in the manner specified on the reverse by the undersigned. Except as otherwise specified, this proxy will be voted FOR the election as directors of all nominees named on the reverse side. FOR the appointment of Ernst & Young LLP as the Company’s independent auditors and for the approval of the Redhook Ale Brewery, Incorporated 2002 Stock Option Plan.

(Continued and to be signed on reverse side)

-FOLD AND DETACH HERE -

The Board of Directors recommends a vote FOR all of the nominees named below, FOR Proposal 2 and FOR Proposal 3.	Please mark your vote as indicated in this example.	X

PROPOSAL 1.	ELECTION OF DIRECTORS	FOR ☐	WITHHOLD authority to vote for all nominees named below ☐
Nominees:	01 Paul S. Shipman, 02 Frank H. Clement, 03 Jerry D. Jones, 04 David A. Peacock, 05 Anthony J. Short and 06 Walter F. Walker
INSTRUCTION: to withhold authority to vote FOR any individual nominee, strike a line through the nominee’s name in the list above.

PROPOSAL 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	FOR ☐	AGAINST ☐	ABSTAIN ☐
PROPOSAL 3:	APPROVAL OF REDHOOK ALE BREWERY, INCORPORATED 2002 STOCK OPTION PLAN	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

Signature                             Signature, if held jointly                             Dated:                , 2002

Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.

- FOLD AND DETACH HERE -